Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto) filed by Pioneer Southwest Energy Partners L.P. and to the inclusion our audit letter, dated July 16, 2007, as an appendix to the prospectus included in that registration statement and/or as an exhibit to that registration statement. We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Frederic D. Sewell
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
September 11, 2007